UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2024

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

delaware	001-39717	20-2903526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 East Colorado Boulevard, Suite 180

Pasadena, California 91101

(Address of principal executive offices)

(631) 830-7092

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LIXT	The Nasdaq Stock Market LLC
Warrant to Purchase Common Stock	LIXTW	The Nasdaq Stock Market LLC

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 19, 2024, Lixte Biotechnology Holdings, Inc. (the “Company”) received a deficiency letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires the Company to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing on The Nasdaq Capital Market (the “Stockholders’ Equity Requirement”).

Pursuant to the Notice, the Company has 45 calendar days from the date of the Notice to submit a plan to regain compliance, and the Company intends to submit such a plan during this period. If it accepts the plan, Nasdaq can grant an extension of up to 180 calendar days from the date of the Notice to evidence compliance. In the event the plan is not accepted by Nasdaq, or in the event the plan is accepted by Nasdaq and the 180-day extension period is granted, but the Company fails to regain compliance within such plan period, the Company would have the right to a hearing before an independent panel. The hearing request would stay any suspension or delisting action pending the conclusion of the hearing process and the expiration of any additional extension period granted by the panel following the hearing.

The Company intends to take all reasonable measures available to regain compliance under the Nasdaq Listing Rules and to remain listed on Nasdaq. However, there can be no assurances that Nasdaq would grant the Company’s request for an extension or that the Company would ultimately be able to regain compliance with all applicable requirements for continued listing on the Nasdaq Capital Market.

Neither the Notice nor the Company’s noncompliance have an immediate effect on the listing or trading of the Company’s common shares and warrants, which will continue to trade on The Nasdaq Capital Market under the symbols “LIXT” and “LIXTW”, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2024	LIXTE BIOTECHNOLOGY HOLDINGS, INC.
(Registrant)

	By:	/s/ BASTIAAN VAN DER BAAN
Bastiaan van der Baan
Chief Executive Officer